Exhibit 99.1

DESTINATION MATERNITY ENTERS INTO NEW EMPLOYMENT AGREEMENT WITH CEO

MOORESTOWN, N.J. – (November 1, 2018) – Destination Maternity Corporation (NASDAQ: DEST) (the “Company”) announced today that the Company and Chief Executive Officer Marla Ryan have entered into a new Employment Agreement dated November 1, 2018.

The Company’s Independent Chair of the Board of Directors, Anne-Charlotte Windal, said, “Since May 2018 the Board has undertaken a comprehensive review of Destination Maternity’s corporate compensation and benefits program, with the goal of establishing a stronger link between pay and performance. For Marla, as our Chief Executive Officer, we sought to establish annual and long-term incentives that are strongly aligned to shareholder value creation. Marla has already made significant progress as CEO towards improving the strategic direction and long-term outlook of Destination Maternity. We look forward to her continuing to execute against our turnaround plan, Destination -> Forward, as we return the Company to its historic success and profitability, providing innovative solutions to our new moms and moms2be at the busiest and most joyful times of their lives.”

Ms. Ryan’s Employment Agreement includes the following material terms:

Employment Terms and Salary: The initial term of the Employment Agreement is for three years, commencing on November 1, 2018 with an initial base salary of $350,000 to be reviewed annually by the Compensation Committee of the Board. The Employment Agreement will automatically renew for successive one-year terms upon expiration unless the Company or Ms. Ryan give notice of non-renewal at least ninety days prior to the applicable expiration date.

Incentive Compensation: Ms. Ryan shall be eligible to receive a cash incentive bonus, calculated as a percentage of the Company’s adjusted EBITDA, in each calendar year as follows: (a) if estimated adjusted EBITDA level is less than or equal to the Company’s previous year’s actual adjusted EBITDA, 1.2% of the difference between estimated adjusted EBITDA and $0; (b) if estimated adjusted EBITDA level is above last year’s actual adjusted EBITDA and below budgeted adjusted EBITDA, 1.2% of previous calendar year’s adjusted EBITDA plus 3.5% of the difference of estimated adjusted EBITDA and last year’s actual adjusted EBITDA; and (c) if estimated adjusted EBITDA level is above budgeted adjusted EBITDA, 1.2% of previous calendar year’s adjusted EBITDA plus 3.5% of the difference of budgeted adjusted EBITDA and the previous calendar year’s adjusted EBITDA plus 7.0% of the difference of estimated adjusted EBITDA and budgeted adjusted EBITDA. Ms. Ryan’s fiscal year 2018 bonus opportunity will be based on adjusted EBITDA commencing with the second quarter through the end of the fourth quarter of the Company’s 2018 calendar year and pro-rated from May 29, 2018.

Equity Awards: Subject to approval by the Committee and the Board, Ms. Ryan shall be entitled to receive a one-time equity grant with a grant date fair value of $600,000, and a one-time equity grant for fiscal year 2018 with a grant date fair value of $200,000 (together, the “2018 LTIP”), calculated as of the grants date. The 2018 LTIP shall be collectively allocated as follows: (i) 20% in restricted stock units, vesting in four equal annual increments beginning on the first anniversary of the effective date of the Employment Agreement, (ii) 50% in restricted stock units that vest based on the attainment of certain performance goals; and (iii) 30% in stock options to purchase common stock in the Company, vesting in four equal annual increments beginning on the first anniversary of the effective date of the Employment Agreement. The 2018 LTIP will be subject to the terms of the forms of Restricted Stock Unit Agreement, Performance Restricted Stock Unit Agreement and Option Agreement and the Company’s 2005 Equity Incentive Plan, as amended and restated (the “Plan”). For future fiscal years in the Term, Executive will be eligible for grants of equity under the Plan in an amount and on the terms as decided by the Committee in its sole discretion.

Additional details on Ms. Ryan’s full employment agreement can be found in the Company’s current report on Form 8-K filed today.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this release or made from time to time by management of the Company, including those regarding various business and financing initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements in this press release: the strength or weakness of the retail industry in general and of apparel purchases in particular; our ability to successfully manage our various business initiatives; our ability to enter into definitive documentation for the refinancing facility with Bank of America in the timeframe expected or at all; our ability to successfully manage our real estate relationships; overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), availability of suitable store locations, our ability to develop and source merchandise and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this release. The Company assumes no obligation to update or revise the information contained in this release (whether as a result of new information, future events or otherwise), except as required by applicable law.

About Destination Maternity

Destination Maternity Corporation (Nasdaq: DEST) is the world’s largest designer and retailer of maternity apparel. As of August, 4, 2018, Destination Maternity operates 1,114 retail locations in the United States, Canada and Puerto Rico, including 480 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 634 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of August 4, 2018, Destination Maternity has 188 international franchised locations, including 11 standalone stores operated under one of the Company’s nameplates and 177 shop-in-shop locations.

Contact

Sloane & Company

Dan Zacchei / Erica Bartsch, 212-486-9500

Dzacchei@sloanepr.com / EBartsch@sloanepr.com

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